Sam Kan & Company 1151 Harbor Bay Pkwy., Suite 101 Alameda, CA 94502 Phone: 510.517.7874 Fax: 866.848.1224 http://www.skancpa.com

January 18, 2011

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

In re:	CFO CONSULTANTS, INC.

FEI #:	42-1749358

Ladies and Gentlemen:

We have read the statements by CFO Consultants, Inc. included under Item 4.01 of its Current Report on Form 8-K dated as of the date hereof and we agree with such statements as they relate to our firm.

This is to confirm that the client-auditor relationship between CFO Consultants, Inc. (Commission File No. 333-149294) and Sam Kan & Company has ceased.

Very truly yours,

/s/ Sam Kan

Sam Kan & Company